Woodward Completes SEG Acquisition

ROCKFORD, IL -- 10/31/2006 -- Woodward Governor Company (NASDAQ: WGOV) announced today that it has completed the acquisition of SEG Schaltanlagen-Elektronik-Geräte GmbH & Co. KG (SEG). Woodward had announced the signing of a definitive agreement for the transaction on September 21, 2006.

SEG's product lines are focused on a wide range of protection and comprehensive control systems for power generation and distribution applications, power inverters for wind turbines, and complete electrical systems for gas and diesel engine-based power stations. SEG generated sales of approximately $60 million in calendar year 2005.

The acquisition of SEG accelerates Woodward's entry into the power distribution market by adding depth in offerings and technology to several related product lines. It also enhances Woodward system capabilities for reciprocating engine OEMs and expands relationships with several key customers.

"SEG is an excellent fit with our energy control and optimization solutions strategy and will become a part of our growing electronics business within Woodward's Industrial Controls segment," said Thomas A. Gendron, Woodward President and CEO.

"SEG's protective relays are used in the electrical power generation and distribution markets, and complement Woodward power generation system solutions. The combination of these technologies and other targeted expansions will position Woodward well in the power chain. SEG's inverter technology will be used to produce systems for wind turbines and variable-speed power applications," explained Gendron.

"We are excited about the addition of SEG to our company and look forward to integrating SEG's talent, technologies, and products into our organization," concluded Gendron.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Rockford, Illinois, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2005 and Form 10-Q for the quarter ended June 30, 2006. We expect to file the Form 10-K for the year ended September 30, 2006 by mid-December 2006.

CONTACT:
Rose Briani-Burden
Business Communications
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